Exhibit 99.1

Monster Worldwide Comments on Expected First Quarter and Full
Year 2007 Results

New York, April 4, 2007— Monster Worldwide, Inc. (NASDAQ:MNST) said today that based on preliminary data available at this time, revenue for the first quarter ended March 31, 2007 is expected to be in the range of $328 to $329 million, or slightly below the revenue outlook of $330-$338 million provided on February 1, 2007. The expected revenue increase of approximately 28% for the first quarter reflects continued rapid revenue growth in the Company’s International Careers segment, and reduced growth rates in the North America Careers and Internet Advertising & Fees businesses.

Monster Worldwide also stated that it continues to expect its financial results for the year 2007 to be within the ranges provided in the Business Outlook provided on February 1, 2007.   The Company continues to achieve greater operating efficiencies and manage costs tightly, while also funding important growth initiatives within the overall strategic growth plan. Monster Worldwide maintains a positive view toward what it believes are significant growth opportunities within the global online recruitment and Internet advertising markets.

Monster Worldwide will report complete First Quarter financial results on April 26, 2007 and will hold a conference call with the investment community at 10:00 am ET to discuss its actual financial results.

Contacts

Investors: Robert Jones, (212) 351-7032, bob.jones@monsterworldwide.com

Media: Rich Teplitsky, (212) 351-7019, rich.teplitsky@monsterworldwide.com

Kathryn Burns, (212) 351-7063, kathryn.burns@monsterworldwide.com

About Monster Worldwide

Monster Worldwide, Inc. (NASDAQ: MNST), parent company of Monster®, the premier global online employment solution for more than a decade, strives to bring people together to advance their lives. With a local presence in key markets in North America, Europe, and Asia, Monster works for everyone by connecting employers with quality job seekers at all levels and by providing personalized career advice to consumers globally. Through online media sites and services, Monster delivers vast, highly targeted audiences to advertisers. Monster Worldwide is a member of the S&P 500 Index and the NASDAQ 100. To learn more about Monster’s industry-leading products and services, visit www.monster.com.  More information about Monster Worldwide is available at www.monsterworldwide.com.